                               Exhibit 27(d)(vii)

              Associates Plan Variable Life Insurance Policy (VL96)

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                      Administrative Office: P.O. Box 5068
                         Clearwater, Florida 33758-5068
                                  727-299-1800
--------------------------------------------------------------------------------

IN THIS POLICY the Primary Insured is named on the Policy Schedule Page. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This policy is a legal contract between the Owner and Us. READ YOUR CONTRACT CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.


           /s/ William H. Geiger             /s/ Jerome C. Vahl
                   Secretary                       President


                             RIGHT TO EXAMINE POLICY

   The Owner may cancel this Policy by returning it to Us at P.O. Box 5068, Clearwater, Florida 33758 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

   1. The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus 2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus
   3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

   If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

================================================================================
                                  POLICY GUIDE
================================================================================

CONTRACT SCHEDULE......................................    3     DEATH BENEFIT PROVISIONS (continued)
DEFINITIONS............................................    5       Option Type......................................   10
   Accounts............................................    5       Limitation Percentage............................   10
   Age.................................................    5       Changes..........................................   11
   Anniversary.........................................    5       Death Benefit Proceeds..........................    12
   Beneficiary.........................................    5     PREMIUM PROVISIONS.................................   12
   Death Benefit Proceeds..............................    5       Payment..........................................   12
   Fixed Account.......................................    5       Premiums.........................................   12
   In Force............................................    5       Grace Period.....................................   13
   Initial Premium.....................................    5       Reinstatement....................................   13
   Internal Revenue Code...............................    5     SEPARATE ACCOUNT PROVISIONS........................   13
   Maturity Date.......................................    5       The Separate Account.............................   13
   Monthiversary.......................................    5       Subaccounts......................................   14
   Net Premium.........................................    5       Transfers........................................   14
   Net Surrender Value.................................    6       Addition, Deletion or Substitution of
   No Lapse Date.......................................    6          Investments...................................   14
   Office..............................................    6       Change of Investment Objective...................   15
   Policy Date.........................................    6       Unit Value.......................................   15
   Record Date.........................................    6     POLICY VALUE PROVISIONS............................   15
   Reallocation Date...................................    6       Net Premium......................................   15
   Rider...............................................    6       Allocation of Net Premiums.......................   15
   SEC.................................................    6       Monthly Deductions...............................   16
   Separate Account....................................    6       Monthly Cost of Insurance........................   16
   Series Fund.........................................    6       Monthly Cost of Insurance Rates..................   16
   Subaccount..........................................    6       Subaccount Value.................................   17
   Surrender...........................................    6       Fixed Account Value..............................   17
   Termination.........................................    6       Cash Value.......................................   17
   Valuation Date......................................    7       Surrender........................................   18
   Valuation Period....................................    7       Net Surrender Value..............................   18
   Written Notice......................................    7       Withdrawals......................................   18
GENERAL PROVISIONS.....................................    7       Continuation of Insurance........................   18
   The Policy..........................................    7       Insufficient Value...............................   18
   Ownership...........................................    7       Basis of Computations............................   19
   Beneficiary.........................................    7       Policy Loans.....................................   19
   Assignment..........................................    8     SETTLEMENT OPTIONS.................................   19
   Extended Maturity Date..............................    8      Effective Date and First Payment Due..............   19
   Incontestability....................................    8      Betterment of Monthly Annuity.....................   20
   Suicide.............................................    9      Availability......................................   20
   Issue Age and Sex...................................    9      Age...............................................   20
   Annual Report.......................................    9      Proof of Age and Sex..............................   20
   Termination.........................................    9      Proof of Survival.................................   20
   Policy Payment......................................    9      Interest    ......................................   20
   Conversion Rights...................................    9      Table of Optional Methods of Settlement...........   20
   Protection of Proceeds..............................   10
DEATH BENEFIT PROVISIONS...............................   10
  Death Benefit........................................   10
  Specified Amount.....................................   10

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               Clearwater, Florida

                                 POLICY SCHEDULE
================================================================================

Primary Insured:                   JOHN DOE
Issue Age And Sex:                 35 - Male                Policy Number:                       0112345678
Specified Amount:                  $ 250,000.00             Policy Date:                         December 01, 2000
Option Type:                       B                        Record Date:                         December 01, 2000
Planned Premium:                   $2,000.00                No Lapse Date:                       December 01, 2020
Payment Frequency:                 Annually                 Maturity Date:                       December 01, 2065
Initial Payment Notice:            Direct Pay Notice        Reallocation Date:                   December 21, 2000
Initial Premium:                   $2,000.00                Minimum Monthly
                                                            Guarantee Premium:                   $85.83

Rate Class:                                             Ultimate Standard


Minimum Specified Amount:                               $ 25,000

Separate Account Provisions

         Separate Account:                              WRL Series Life Account

         Mortality and Expense Risk Charge:
                  Policy Years 1-15:                    .90% (Annually)
                  Policy Years 16+:
                     Current:                           .30% (Annually)
                     Guaranteed:                        .60% (Annually)

         Reallocation Account:                          Fixed Account

Policy Value Provisions
           Net Premium Factor                           100%

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               Clearwater, Florida


                                RIDER INFORMATION
================================================================================

Rider
Monthly Deduction
--------------------------------------------------------------------------------

NONE

    Number:   0112345678















The monthly deductions shown above are applicable for the first policy month. For monthly deductions after the first policy month, refer to the rider form.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               Clearwater, Florida

                                 POLICY SCHEDULE
================================================================================

                            Policy Number: 0112345678

                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured
    Commissioners 1980 Standard Ordinary Tobacco and Non-Tobacco Mortality Table

    Insured Name
    Male Lives
    Tobacco User Classification

Monthly Cost of Insurance Rates Per $ 1,000

           Attained Age               Monthly Rate              Attained Age           Monthly Rate

                35                         .21916                    68                     3.87916
                36                         .23416                    69                     4.19333
                37                         .25333                    70                     4.54000
                38                         .27500                    71                     4.92416
                39                         .30000                    72                     5.36083
                40                         .32833                    73                     5.85250
                41                         .36166                    74                     6.38833
                42                         .39583                    75                     6.98083
                43                         .43500                    76                     7.59166
                44                         .47583                    77                     8.21000
                45                         .52250                    78                     8.82583
                46                         .56916                    79                     9.45750
                47                         .62000                    80                    10.13250
                48                         .67333                    81                    10.86750
                49                         .73333                    82                    11.68333
                50                         .79166                    83                    12.58583
                51                         .87000                    84                    13.54083
                52                         .95166                    85                    14.51666
                53                        1.04500                    86                    15.48166
                54                        1.15000                    87                    16.42166
                55                        1.26166                    88                    17.44750
                56                        1.38250                    89                    18.46000
                57                        1.50750                    90                    19.47416
                58                        1.64083                    91                    20.51000
                59                        1.77916                    92                    21.61083
                60                        1.93250                    93                    23.02500
                61                        2.10500                    94                    24.84583
                62                        2.29916                    95                    27.49666
                63                        2.51916                    96                    32.04583
                64                        2.76166                    97                    40.01666
                65                        3.02416                    98                    54.83166
                66                        3.29750                    99                    83.33333
                67                        3.58416





                                    Page 4A

                                                                     DEFINITIONS
================================================================================


ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.


AGE Issue Age refers to the Age on Your birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.


ANNIVERSARY                The same day and month as the Policy Date for each
                           succeeding year the Policy remains In Force.


BENEFICIARY                The person or persons specified by the Owner to
                           receive the Death Benefit Proceeds upon Your death.


DEATH BENEFIT PROCEEDS     The amount payable upon Your death in accordance with
                           the Death Benefit Provisions.


FIXED ACCOUNT              An allocation option(s) other than the Separate
                           Account.

IN FORCE Condition under which the coverage under this Policy or Rider, if any, is active and Your life remains insured.


INITIAL PREMIUM            The amount which must be paid before coverage begins.
                           The amount is shown on the Policy Schedule Page.


INTERNAL REVENUE CODE      The Internal Revenue Code of 1986, as amended.


MATURITY DATE              The Anniversary nearest Your 100th birthday on which
                           coverage under this Policy will terminate if You are living and this Policy is In Force. The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.


MONTHIVERSARY              The day of each month coinciding with the Policy
                           Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.


NET PREMIUM                The portion of the premium available for allocation
                           as set forth in the Policy Value Provisions.

NET SURRENDER VALUE        The amount payable upon Surrender in accordance with
                           the Policy Value Provisions of this Policy.


NO LAPSE DATE The date, as set forth on the Policy Schedule Page, prior to which this Policy will not lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the monthly deduction.


OFFICE Refers to Our administrative Office located in Clearwater, Florida.


POLICY DATE                The date coverage is effective and monthly deductions
                           commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule Page.


RECORD DATE                The date the Policy is recorded on Our books as an In
                           Force Policy. The Record Date is shown on the Policy
                           Schedule Page.


REALLOCATION DATE          The date on which any premiums are reallocated from
                           the Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation
                           Date is shown on the Policy Schedule Page.


RIDER Any attachment to this Policy which provides additional coverages or benefits.


SEC                        The United States Securities and Exchange Commission.


SEPARATE ACCOUNT           A separate investment account shown on the
                           Policy Schedule Page which is composed of several
                           Subaccounts established to receive and invest Net
                           Premiums under the Policy.


SERIES FUND                A designated mutual fund from which each Subaccount
                           of the Separate Account will buy shares.


SUBACCOUNT                 A sub-division of the Separate Account. Each
                           Subaccount invests exclusively in the shares of specified Series Fund portfolio.


SURRENDER                  The Termination of this Policy at the option of the
                           Owner.


TERMINATION                Condition under which coverage under the Policy or
                           any Rider is no longer In Force and Your life is no longer insured.

VALUATION DATE             Any day We are required by law to value the assets of
                           the Separate Account.


VALUATION PERIOD           The period commencing at the end of one Valuation
                           Date and continuing to the end of the next succeeding
                           Valuation Date.


WRITTEN NOTICE             Written Notice means a notice by the Owner to
                           Us requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written
                           Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our administrative Office.


                                                              GENERAL PROVISIONS
===============================================================================


THE POLICY                  This Policy is issued in consideration of the
                           attached application and payment of the Initial Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No Policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.


OWNERSHIP                  This Policy belongs to the Owner. The Owner, as named
                           in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership.
                           If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no contingent Owner is named.


                           We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our administrative Office for endorsement.


BENEFICIARY                The Beneficiary, as named in the application or
                           subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent
                           Beneficiary survives You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

                           We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.


ASSIGNMENT                 This Policy may be assigned. We will not be bound
                           by any assignment unless made by Written Notice and received at Our Office. The assignment will be effective on the date it was signed; however, no change will apply to any payment We made before Written Notice was received. We assume no responsibility for the validity of any assignment.


EXTENDED MATURITY DATE     The Owner may request that the Maturity Date shown
                           on the Policy Schedule page be extended The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

                                The Maturity Date will be extended in accordance with either (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from (1) to (2) are not permitted.

                                (1) If the death benefit Option Type is other than Option A, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted. All future monthly deductions will be waived.

                                (2) The Maturity Date will be automatically extended until the next Policy Anniversary. At least 90 days, but no more than 180 days, prior to each subsequent Policy Anniversary, the Owner must request that the Maturity Date be extended each Policy year. All benefits and charges will continue as set forth in this Policy. Monthly Cost of Insurance Rates will be the then current cost of insurance rates.

INCONTESTABILITY           This Policy shall be incontestable after it has been
                           In Force, while You are still alive, for two years from the Policy Date.

                           A new two year contestability period shall apply to each increase in insurance amount beginning on the effective date of each increase and will apply only to statements made in the application for the increase.

                           If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

SUICIDE If You die by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

                           If You die by suicide, while sane or insane, within two years from the effective date of any increase in insurance, Our total liability with respect to such increase will be its cost of insurance.


ISSUE AGE                  If Your date of birth or sex is not correctly
AND SEX                    stated, the death benefit will be adjusted. The death
                           benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.

ANNUAL REPORT              We will send a report to the Owner at least once each
                           year. It will show for the Policy:

                           1.   The current cash value;                       4.  Any current policy loans;
                           2.   The current Net Surrender Value;              5.  Activity since the last report;
                           3.   The current death benefit;                    6.  Projected values.

                           Additional activity within each Subaccount showing investment experience will also be provided.


TERMINATION                This Policy will terminate on the earliest of:

                           1.   The Maturity Date unless extended;          3.   The end of the grace period;
                           2.   The date of Your death;                     4.   The date of Surrender.


POLICY PAYMENT             All proceeds to be paid upon Termination
                           will be paid in one sum unless otherwise elected under the Settlement Options of this Policy.

                           All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

                           1.   The New York Stock Exchange is closed; or
                           2.   The SEC requires that trading be restricted or declares an emergency; or
                           3.   The SEC allows Us to defer payments to protect Our policyowners.

                           We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.


CONVERSION RIGHTS          At any time upon written request within the
                           first two policy years, the Owner may elect to transfer all Subaccount Values to the Fixed Account without a transfer charge.

PROTECTION OF              Unless the Owner directs by filing Written Notice,
PROCEEDS                   no Beneficiary may assign any payments under this
                           Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.


DEATH BENEFIT PROVISIONS
================================================================================


DEATH BENEFIT              The death benefit is based upon the Specified
                           Amount, Option Type and the Limitation Percentage applicable at time of death.


SPECIFIED AMOUNT           The Specified Amount is as shown on the Policy
                           Schedule Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.


OPTION TYPE                The Option Type is as shown on the Policy
                           Schedule Page, unless changed in accordance with the Changes section of this provision.

                           If Option Type A is in effect, the death benefit is the greater of:

                           1.       the Specified Amount; or
                           2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death.

                           If Option Type B is in effect, the death benefit is the greater of:

                           1. the Specified Amount plus the cash value of this Policy on the date of Your death; or
                           2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death.

                           If Option Type C is in effect, the death benefit is the greater of:

                           1.       the Option Type A benefit; or
                           2. the Specified Amount multiplied by the factor K plus the cash value of this Policy on the date of Your death, where the factor K is equal to the lesser of:

                                    a.
                                    b.


                           The factor K will never be less than zero.


LIMITATION PERCENTAGE      The Limitation Percentage is a percentage  based
                           on Your Attained Age at the beginning of the policy year equal to:

                          Attained Age             Limitation Percentage
                          -------------            ----------------------------------------
                          40 and under             250%
                          41 through 45            250% minus 7% for each Age over Age 40
                          46 through 50            215% minus 6% for each Age over Age 45
                          51 through 55            185% minus 7% for each Age over Age 50
                          56 through 60            150% minus 4% for each Age over Age 55
                          61 through 65            130% minus 2% for each Age over Age 60
                          66 through 70            120% minus 1% for each Age over Age 65
                          71 through 75            115% minus 2% for each Age over Age 70
                          76 through 90            105%
                          91 through 95            105% minus 1% for each Age over Age 90
                          96 through 99            100%


CHANGES After the third policy year, the Owner may change the Option Type by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule Page.

                           On the effective date of change to a new Option Type, the Specified Amount will be adjusted so that the amount determined under 1 and 2 of the Monthly Cost of Insurance provision will be equal to that determined under the prior Option Type.

                           The Specified Amount may be increased or decreased at any time after the third Policy year by Written Notice. We reserve the right to limit any decrease to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

                           1. Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

                                    a)       against insurance provided by the
                                             most recent increase;
                                    b)       against the next most recent
                                             increases successively; and
                                    c)       against insurance provided under
                                             the original application.

                                    No decrease will be allowed if:

                                    a)       the Specified Amount after any
                                             requested decrease would be less
                                             than the Minimum Specified Amount
                                             shown on the Policy Schedule Page;
                                    b)       the requested decrease would force
                                             a cash withdrawal in order to
                                             maintain compliance with the
                                             definition of a life insurance
                                             contract as defined by the United
                                             States Internal Revenue Code and
                                             applicable regulations; or
                                    c)       the decrease would cause the Policy
                                             to enter the grace period.

                           2. Any request for an increase in Specified Amount must be applied for on a supplemental application and must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will be effective on the first Monthiversary on or next following Our Written Approval. We reserve the right to require any requested increase to be at least $50,000.

                           Only one change in the Option Type or to the Specified Amount will be allowed within each policy year.


DEATH BENEFIT PROCEEDS     The Death Benefit Proceeds is the amount payable by
                           Us under this Policy provided this Policy has not terminated prior to Your death. Except as provided in the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

                           1.  The death benefit; minus
                           2. Any monthly deductions due during the grace period; minus
                           3.  Any outstanding policy loan; minus
                           4.  Any accrued loan interest.


PREMIUM PROVISIONS
================================================================================


PAYMENT The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.


PREMIUMS The amount and frequency of Planned Premiums are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to Our approval.

                           While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                           1. The amount is below Our current minimum payment requirement; or
                           2. The premium would increase the death benefit by more than the amount of the premium; or
                           3.       The premium would disqualify this
                                    Policy as a life insurance contract as
                                    defined by the United States Internal
                                    Revenue Code and applicable
                                    regulations.

GRACE PERIOD               If the Net Surrender Value on any Monthiversary is
                           not sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums.
                           The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

                           Until the No Lapse Date shown on the Policy Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals, minus any outstanding loans, minus any accrued loan interest) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.


REINSTATEMENT              If this Policy terminates, as provided in the Grace
                           Period section, it may be reinstated. The reinstatement is subject to:

                             1. Receipt at Our Office of a Written Notice. Such notice must be within 5 years after the date of Termination and prior to the Maturity Date; and
                             2.  Receipt of evidence of insurability
                                 satisfactory to Us; and
                             3.  Payment of a minimum premium sufficient
                                 to provide a Net Premium to cover (a)
                                 one monthly deduction at the time of
                                 Termination, plus (b) the next two
                                 monthly deductions which will become
                                 due after the time of reinstatement.

                           The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.


                                                    SEPARATE ACCOUNT PROVISIONS
===============================================================================

THE SEPARATE ACCOUNT       The variable benefits under this Policy are provided
                           through the Separate Account as shown on the Policy
                           Schedule Page. The assets of the Separate Account are
                           Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate
                           Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS                The Separate Account has various Subaccounts with
                           different investment objectives. We reserve the right to add or remove any Subaccount of the Separate
                           Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.


TRANSFERS                  The Owner may transfer all or a portion of this
                           Policy's value in each Subaccount to other
                           Subaccounts or the Fixed Account. A request for a transfer must be made in a form satisfactory to Us.
                           The transfer will ordinarily take effect on the first
                           Valuation Date on or following the date the request is received at Our Office.


ADDITION, DELETION         We reserve the right to transfer assets of the
OR SUBSTITUTION            Separate Account, which We determine to be
OF INVESTMENTS             associated with the class of contracts to which this
                           Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate
                           Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                           We reserve the right, when permitted by law, to:

                           1. Deregister the Separate Account under the Investment Company Act of 1940;
                           2. Manage the Separate Account under the direction of a committee at any time;
                           3. Restrict or eliminate any voting privileges of owners or other persons who have voting privileges as to the Separate Account;
                           4.       Combine the Separate Account or any
                                    Subaccount(s) with one or more other
                                    Separate Accounts or Subaccounts;
                           5. Operate the Separate Account as a management investment company;
                           6. Establish additional Subaccounts to invest in either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                           7. Fund additional classes of variable life insurance contracts through the Separate Account.

CHANGE OF                  We reserve the right to change the investment
INVESTMENT                 objective of a Subaccount. If required by law
OBJECTIVE                  or regulation, an investment objective of the
                           Separate Account, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation.
                           If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Policy is delivered.


UNIT VALUE                 Some of the policy values fluctuate with the
                           investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation
                           Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                           1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus
                           2.       The accrued risk charge for adverse
                                    mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule Page; minus
                           3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by
                           4.       The number of outstanding units in the
                                    Subaccount.

                           The use of the unit value in determining contract values is described in the Policy Value Provisions.



                                                         POLICY VALUE PROVISIONS
================================================================================

NET PREMIUM                The applicable Net Premium equals the premium paid
                           multiplied by the Net Premium Factor shown on the Policy Schedule Page.


ALLOCATION OF              Net Premiums will be allocated to the Subaccounts of
NET PREMIUMS               the Separate Account and the Fixed Account on the
                           first Valuation Date on or following the date the premium is received at Our Office; except any Net
                           Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                           We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.


MONTHLY DEDUCTIONS         On each Monthiversary, a monthly deduction for this
                           Policy will be made equal to the sum of the following:

                             1.  The Monthly Cost of Insurance for this Policy;

                             2. The charge for benefits provided by Riders attached to this Policy.

                           Deductions will be withdrawn from each account in proportion to the value each bears to the Cash Value.


MONTHLY COST
OF INSURANCE               The Monthly Cost of Insurance on each Monthiversary
                           is determined as follows:

                           1.       divide the death benefit on the
                                    Monthiversary by 1.0024663; and
                           2. reduce the result by the cash value on the Monthiversary in the following order until all cash value has been applied:

                                    a)       against the insurance provided
                                             under the original application;
                                    b)       against the insurance provided by
                                             the oldest increase;
                                    c)       against the insurance provided by
                                             the next oldest increase and each
                                             successive increase;
                                    d)       against the insurance provided by
                                             the most recent increase;

                           3. multiply the appropriate Monthly Cost of Insurance rate(s) by each amount of insurance provided under 2 above and sum.


MONTHLY COST
OF INSURANCE RATES         The Monthly Cost of Insurance rates will vary by Your
                           sex, Age at issue, Age at the time of any increase in Specified Amount, plan of insurance, Rate Class, and the duration from the Policy Date or the date of any increase in Specified Amount. Different Monthly Cost of Insurance rates may apply to increases in the Specified Amount following the Policy Date. Monthly
                           Cost of Insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance, Rate Class, and whose policies or increases have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life
                           Insurance Rates.

SUBACCOUNT VALUE           At the end of any Valuation Period, the Subaccount
                           Value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                           The number of units that the Policy has in each Subaccount is equal to:

                              1.       The initial units purchased on the
                                       Policy Date; plus

                              2.       Units purchased at the time
                                       additional Net Premiums are
                                       allocated to the Subaccount; plus

                              3.       Units purchased through transfers
                                       from another Subaccount or the
                                       Fixed Account; minus

                              4.       Those units that are redeemed to
                                       pay for monthly deductions as they
                                       are due; minus

                              5.       Any units that are redeemed to pay
                                       for cash withdrawals; minus 6. Any
                                       units that are redeemed as part of
                                       a transfer to another Account.


FIXED ACCOUNT VALUE        At the end of any Valuation Period, the Fixed Account
                           value is equal to:

                              1.       The sum of all Net Premiums
                                       allocated to the Fixed Account;
                                       plus


                              2.       Any amounts transferred from a
                                       Subaccount to the Fixed Account;
                                       plus

                              3.       Total interest credited to the
                                       Fixed Account; minus

                              4.       Any amounts charged to pay for
                                       monthly deductions as they are due;
                                       minus

                              5.       Any amounts withdrawn from the
                                       Fixed Account to pay for cash
                                       withdrawals; minus

                              6.       Any amounts transferred from the
                                       Fixed Account to a Subaccount.

                           Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account.

                           On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

                              1.       Written Notice be received by Us
                                       within 30 days after an
                                       Anniversary.

                              2.       The transfer will take place on the
                                       date We receive such Written
                                       Notice.

                              3.       The maximum amount that may be
                                       transferred is the greater of (a)
                                       25% of the amount in the Fixed
                                       Account; or (b) the amount
                                       transferred in the prior policy
                                       year from the Fixed Account.

                           We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.


CASH VALUE                 At the end of any Valuation Period, the cash value of
                           the Policy is equal to the sum of the Subaccount
                           Values plus the Fixed Account value.

SURRENDER                  While this Policy is In Force, the Owner may
                           Surrender this Policy for the Net Surrender Value.
                           Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions.


NET SURRENDER VALUE        The Net Surrender Value is the amount payable upon
                           Surrender of this Policy. The Net Surrender Value as of any date is equal to:

                              1.   the cash value as of such date; minus
                              2.   any outstanding policy loan; minus
                              3.   any accrued loan interest.


WITHDRAWALS                Cash withdrawals may be made any time after the first
                           policy year and while this Policy is In Force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender
                           Value. The remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice.

                           When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. No withdrawal will be allowed if the resulting Specified Amount would be less than the minimum Specified Amount shown on the Policy Schedule Page.

                           The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.


CONTINUATION OF INSURANCE  Subject to the Grace Period section of the Premium
                           Provisions, insurance coverage under this Policy and any benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.


INSUFFICIENT VALUE         If the Net Surrender Value on any Monthiversary is
                           not sufficient to cover the monthly deductions then due, this Policy shall terminate subject to the Grace
                           Period section of the Premium Provisions.

BASIS OF COMPUTATIONS      Policy values and reserves are at least equal to
                           those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.


POLICY LOANS               After the first policy year and during the
                           continuance of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value and any outstanding policy loan, including accrued interest. The amount of any policy loan may be limited to no less than $500, except as noted below.

                           When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

                           The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                           While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

                           Interest on any loan will be at the maximum policy loan rate of 4%, payable in arrears. We may declare from time to time various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate.

                           At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.


                                                              SETTLEMENT OPTIONS
================================================================================

EFFECTIVE DATE AND FIRST   The effective date of a settlement provision will be
PAYMENT DUE                either the date of Surrender or the date of death.
                           The first payment due will be on the effective date of the settlement provision.

BETTERMENT OF
MONTHLY ANNUITY             The payee will receive the greater of:

                                1.      The income rate guaranteed in this
                                        Policy; or
                                2. The income rates in effect for Us at the time income payments are made.

AVAILABILITY               If the payee is not a natural person, an optional
                           method of settlement is only available with Our permission. No optional method of settlement is available if:

                                1.      The payee is an assignee; or
                                2.      The periodic payment is less than $100.


AGE Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.


PROOF OF AGE               Prior to making the first payment under this Policy,
AND SEX                    We reserve the right to require satisfactory evidence
                           of the birthdate and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.


PROOF OF SURVIVAL          Prior to making any payment under this Policy, We
                           reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST All settlement options are based on the Annuity 2000 Mortality Table, if applicable, and a guaranteed annual interest rate of 3%.



                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.

Option A - Fixed Period    The proceeds will be paid in equal installments.
                           The installments will be paid over a fixed period determined from the following table:

                             Fixed Period
                              (in months)           Factor
                             ------------          -------
                                     60              17.91
                                    120               9.61
                                    180               6.87
                                    240               5.51

Option B - Life Income     The proceeds will be paid in equal installments
                           determined from the following table. Such installments are payable:

                               1.  during the payee's lifetime only (Life
                                   Annuity); or
                               2. during a 10-year fixed period certain and for the payee's remaining lifetime
                                   (Certain Period); or
                               3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).



                                                                Certain
      Payee's               Life Annuity                        Period                       Installment Refund
        Age        Male       Female       Unisex      Male     Female     Unisex       Male      Female       Unisex
                  ------    ------------   ------    --------   --------   -------    --------    ------      --------
         55         4.18        4.01         4.06     4.13      3.99        4.03         3.99      3.89         3.92
         60         4.64        4.42         4.49     4.57      4.38        4.44         4.36      4.23         4.27
         65         5.30        4.98         5.08     5.14      4.89        4.97         4.83      4.67         4.72
         70         6.21        5.78         5.90     5.86      5.58        5.66         5.43      5.26         5.31
         75         7.46        6.94         7.09     6.70      6.45        6.53         6.22      6.04         6.09
         80         9.23        8.66         8.83     7.61      7.46        7.51         7.24      7.08         7.13
         85        11.72       11.24        11.38     8.44      8.40        8.41         8.55      8.45         8.48
         90        15.16       14.94        15.00     9.06      9.05        9.05        10.22     10.19        10.20




Option C - Joint and Survivor    The proceeds will be paid in equal installments
Life Income                      during the joint lifetime of two payees:


     1.   continuing upon the death of the first payee           2.   reduced by one-third upon the death of the
          for the remaining lifetime of the survivor;                 first payee and continuing for the
          or                                                          remaining lifetime of the survivor.

                Joint Life Income with Full                                    Joint Life Income with 2/3
                     Amount to Survivor                                               to Survivor

               Female                                                          Female
     Male        55        60       65       70         75           Male        55         60       65      70      75
     ----      -------    -----    ----     ------    -------        ----      -------     ----     -----  ------  ------
      55        3.61      3.74     3.86     3.96       4.04           55        3.91       4.09     4.29    4.51    4.75
      60        3.72      3.91     4.09     4.26       4.39           60        4.08       4.30     4.54    4.81    5.11
      65        3.81      4.06     4.32     4.57       4.80           65        4.28       4.53     4.83    5.17    5.54
      70        3.88      4.18     4.52     4.89       5.25           70        4.49       4.79     5.15    5.57    6.05
      75        3.93      4.27     4.69     5.17       5.70           75        4.70       5.05     5.47    5.99    6.61

                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO










--------------------------------------------------------------------------------
--------------------------------------------------------------------------------












                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results